Exhibit 99

Granite City Food & Brewery Completes $6.5 Million

Equity Financing with Concept Development Partners

Fifth Third Line of Credit Increased from $10 million to $12 Million

MINNEAPOLIS, MN — June 26, 2012 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) today announced that it has completed its previously announced transaction with Concept Development Partners, LLC (“CDP”), its controlling shareholder, pursuant to which CDP invested an additional $6.5 million in exchange for 3,125,000 shares of Granite City’s common stock.  Granite City also entered into an amendment to its credit agreement with Fifth Third Bank that increased its line of credit by $2.0 million, reduced the term loan repayment required upon completion of the CDP transaction to $1.0 million, and extended the date on which the line of credit will convert to a term loan to December 31, 2013.

“We are pleased to see our financial partners at CDP and Fifth Third Bank recognize the hard work of the team over the past year and afford us the opportunity to accelerate the growth of the Company.  We believe that the equity financing from CDP and the increased liquidity from Fifth Third Bank will enable us to more rapidly enter into new restaurant leases as prime sites become available,” said Rob Doran, Chief Executive Officer. “In addition, we believe that completion of the equity financing should facilitate continued listing of our common stock on The NASDAQ Capital Market, but there can be no assurance of that until the NASDAQ Hearings Panel reviews the financial projections we have submitted.”

About Granite City Food & Brewery

Granite City Food & Brewery Ltd. develops and operates two casual dining concepts:  Granite City Food & Brewery and Cadillac Ranch All American Bar & Grill.  Granite City Food & Brewery is a polished casual American restaurant that features a great dining experience with affordable, high-quality menu items prepared from made-from-scratch recipes, served in generous portions.  There is a brewery onsite, serving hand-crafted and micro brews.  Granite City opened its first restaurant in 1999 and is expanding nationwide; there are currently 27 Granite City restaurants in 13 states.  Cadillac Ranch restaurants feature freshly prepared, authentic, All-American cuisine in a fun, dynamic environment.  Its patrons enjoy a warm, Rock N’ Roll inspired atmosphere, with plenty of room for friends, music and dancing.  The Cadillac Ranch menu is diverse with offerings ranging from homemade meatloaf to pasta dishes, all freshly prepared using quality ingredients.  The Company purchased its first Cadillac Ranch in November 2011 and has since purchased five additional Cadillac Ranch restaurants along with its intellectual property.  The Company currently operates six Cadillac Ranch restaurants in five states.  Additional information about Granite City Food & Brewery can be found at www.gcfb.com.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to maintain our NASDAQ listing, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2012.

Contacts
Rob Doran	James G. Gilbertson
Chief Executive Officer	Chief Financial Officer
952.697.2393	952.215.0676